Exhibit 99.1

Lantheus Announces Share Repurchase Program

BEDFORD, Mass., November 20, 2024 (GLOBE NEWSWIRE) — Lantheus Holdings, Inc. (Lantheus or the Company) (NASDAQ: LNTH), the leading radiopharmaceutical-focused company committed to enabling clinicians to Find, Fight and Follow disease to deliver better patient outcomes, announces that its board of directors has authorized a program to repurchase up to $250 million of its common stock during the next twelve months.

“With our strong financial position and the Board’s commitment to shareholder value, this share repurchase program reflects our confidence in Lantheus’ continued radiopharmaceuticals leadership and ability to drive long-term, sustainable growth,” said Brian Markison, Chief Executive Officer of Lantheus. “We intend to commence repurchases in the fourth quarter of this year and opportunistically return capital to shareholders over the next twelve months while simultaneously pursuing business development to expand our radiopharmaceutical portfolio.”

Such repurchases may be made from time to time through open market transactions at prevailing market prices, in privately negotiated transactions, and through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations. The actual timing, number, and dollar amount of repurchase transactions will be determined by the Company’s management at its discretion and will depend on a number of factors including, but not limited to, the market price of the Company’s common stock. The Company may also establish 10b5-1 trading plans to provide flexibility if and when it buys back its common stock.

About Lantheus

Lantheus is the leading radiopharmaceutical-focused company, delivering life-changing science to enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes. Headquartered in Massachusetts with offices in Canada and Sweden, Lantheus has been providing radiopharmaceutical solutions for more than 65 years. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by their use of terms such as “believe,” “continue,” “could,” “guidance,” “may,” “plan,” “potential,” “predict,” “progress,” “should,” “target,” “will,” “would” and other similar terms. These forward-looking statements include the Company’s capital allocation plans, including the timing of any repurchases, and are subject to the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (including those described in the Risk Factors section in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q).

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Contacts:

Mark Kinarney

Vice President, Investor Relations

978-671-8842

ir@lantheus.com

Melissa Downs

Senior Director, External Communications

646-975-2533

media@lantheus.com